FOR IMMEDIATE RELEASE

MICROMEM FILES INTERIM FINANCIALS

TORONTO, CANADA, September 27, 2007–– Micromem Technologies Inc. (OTC–BB:MMTIF) a Toronto–based developer of magnetic random access memory (MRAM), announces it has filed its unaudited interim financial statements for the period ended July 31, 2007, together with the Management’s Discussion & Analysis, with SEDAR and EDGAR. These documents may be viewed at www.sedar.com and by searching EDGAR at http://www.sec.gov/.

Listing: NASD OTC–Bulletin Board – Symbol: "MMTIF"
Shares issued: 73,368,799 (as of September 27, 2007)
SEC File No: 0–26005

About Micromem Technologies Inc.

Micromem Technologies, Inc. (www.micromeminc.com) is focused on the development of magnetic random access memory (MRAM) technology.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward–looking. Forward–looking statements involve risks and uncertainties, which may cause Micromem’s actual results in future periods to differ materially from those expressed or suggested herein. These uncertainties and risks include, without limitation, the inherent uncertainty of research, product development and commercialization, the impact of competitive products and patents, our ability to fund our current and future business strategies and respond to the effect of economic and business conditions generally as well as other risks and uncertainties detailed from time to time in Micromem’s filings with the Securities & Exchange Commission. There can be no guarantee that Micromem will be able to enter into any commercial arrangements on terms that are favorable to it, or at all. For more information, please refer to Micromem's Annual Report on Form 20–F and its Form 6–Ks as filed with the U.S. Securities and Exchange Commission. Micromem is under no obligation (and expressly disclaims any obligation) to update or revise any forward–looking statements whether as a result of new information, future events or otherwise.